Vanguard GNMA Fund

Investment Advisory Agreement Addendum

Effective May 1, 2006

This Addendum amends certain sections of the Investment Advisory Agreement dated May 1, 2005 (the “Agreement”) between Vanguard Fixed Income Securities Funds (the “Trust”) and Wellington Management Company, LLP (“Wellington Management,” or the “Advisor”) for the management of Vanguard GNMA Fund (the “Fund”), a series of the Trust, as follows:

A. Amendment to Section 2 (Duties of Advisor)

The following sentence shall be added to the end of Section 2 of the Agreement:

Pursuant to Rule 17a-10 under the 1940 Act, the Advisor is prohibited from consulting with other advisors of the Fund concerning transactions for the Fund in securities or other assets.

B. Amendment to Section 4 (Compensation of Advisor)

The following shall replace Section 4 of the Agreement in its entirety:

4.     Compensation of Advisor. For the services to be rendered by the Advisor as provided in this Agreement, the Fund shall pay to the Advisor at the end of the Fund’s fiscal quarters, a fee calculated by applying a quarterly rate, based on the following annual percentage rates, to the total average daily net assets of the Fund for the quarter:

In the event of termination of this Agreement, the fee provided in this Section for the period beginning on the first day of the then-current fiscal quarter and ending on the last business day on which this Agreement is in effect (the “Short Quarter”) shall be calculated by applying the foregoing annual percentage rates to the average daily net assets of the Fund during the Short Quarter, dividing the result by four, and multiplying that figure by a ratio equal to the number of days in the Short Quarter divided by the total number of days in the full quarter.

C. Miscellaneous

Except as specifically amended hereby, all of the terms and conditions of the Investment Advisory Agreement are unaffected and shall continue to be in full force and effect and shall be binding upon the parties in accordance with its terms.

IN WITNESS WHEREOF, the parties hereto have caused this Addendum to be executed as of the date first set forth herein.

Wellington Management Company, LLP		Vanguard Fixed Income Securities Funds

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